Delaware	PAGE 1
The first State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LENDINGCLUB CORPORATION”, FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF JANUARY, A.D. 2012, AT 12:03 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Jeffrey W. Bullock
	Jeffrey W. Bullock, Secretary of State
4228539 8100	AUTHENTICATION:	9332548
120104652	DATE:	01-31-12
You may verify this certificate online at corp. delaware . gov/authver . shtml

State of Delaware Secretary of State Division of Corporations Delivered 12:08 PM 01/31/2012 FILED 12:03 PM 01/31/2012 SRV 120104652—4228539 FILE

LENDINGCLUB CORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of LendingClub Corporation (the “Board”) approved and adopted the following resolution by written consent on January 30, 2012.

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated by changing the Article IV subsection A. and B. so that, as amended and restated, such Article shall read as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 158,046,088 shares, 100,000,000 of which shall be Common Stock (the “Common Stock”), and 58,046,088 of which shall be Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.01 per share and the Common Stock shall have a par value of $0.01 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the Preferred Stock and Common Stock of the Company (voting together as a single class on an as-converted to Common Stock basis).

C. 17,006,275 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”).

D. 16,410,526 of the authorized shares of Preferred Stock are hereby designated “Series B Preferred Stock” (the “Series B Preferred”).

E. 15,621,609 of the authorized shares of Preferred Stock are hereby designated “Series C Preferred Stock” (the “Series C Preferred”).

F. 9,007,678 of the authorized shares of Preferred Stock are hereby designated “Series D Preferred Stock” (the “Series D Preferred”).

G. The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred, the Series B Preferred, Series C Preferred, Series D Preferred Stock and the Common Stock are as follows:”

SECOND: That thereafter, pursuant to resolution of the Board, the written consent of the stockholders of the corporation solicited in accordance with Section 228 of the General Corporation Law of the State of Delaware pursuant to which the necessary number of shares, as required by statute, was voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, LENDINGCLUB CORPORATION has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its President this 31st day of January, 2012.

LENDINGCLUB CORPORATION

By:	/s/ Renaud Laplanche
Renaud Laplanche, President